Exhibit 99.2

Intra-Cellular Therapies Announces Completion of Public Offering and Exercise of Option to Purchase Additional Shares.

NEW YORK, Feb. 5, 2014 /PRNewswire/ — Intra-Cellular Therapies, Inc. (NASDAQ: ITCI), a biopharmaceutical company focused on the development of therapeutics for CNS disorders, today announced the completion of its previously announced underwritten public offering of 6,142,000 shares of its common stock at a public offering price of $17.50 per share. In addition, the underwriters have exercised in full their option to purchase an additional 921,300 shares of common stock at the public offering price.

All of the shares in the offering were sold by Intra-Cellular, with net proceeds to Intra-Cellular of approximately $115.3 million, after deducting underwriting discounts and commissions and estimated offering expenses.

Leerink Partners LLC and Cowen and Company, LLC acted as joint book-running managers and Guggenheim Securities, LLC and JMP Securities LLC acted as co-managers for the offering.

The shares of common stock sold in this offering are registered on a registration statement on Form S-1 and an additional registration statement on Form S-1 pursuant to Rule 462(b) under the Securities Act of 1933, as amended. These registration statements were declared effective by the Securities and Exchange Commission on January 30, 2014. A final prospectus relating to the offering has been filed with the SEC. Copies of the final prospectus may be obtained from Leerink Partners LLC, Attention: Syndicate Department, One Federal Street, 37th Floor, Boston, MA, 02110, or by email at Syndicate@Leerink.com, or by phone at 800-808-7525, or from Cowen and Company, LLC (c/o Broadridge Financial Services), 1155 Long Island Avenue, Edgewood, NY 11717, Attn: Prospectus Department, or by phone at 631-274-2806, or by facsimile at 631-254-7140.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About Intra-Cellular Therapies

Intra-Cellular Therapies (the “Company”) is developing novel drugs for the treatment of neuropsychiatric and neurodegenerative disease and other disorders of the central nervous system (“CNS”). The Company is developing its lead drug candidate, ITI-007, for the treatment of schizophrenia and other neuropsychiatric and neurological disorders. In December 2013, the Company announced positive topline results from the Company’s randomized, placebo- and active-controlled Phase II clinical trial of ITI-007 in patients with acutely exacerbated schizophrenia. The Company is also developing other drug candidates. In February 2011, the Company entered into a collaboration with the Takeda Pharmaceutical Company to develop certain phosphodiesterase 1 (PDE1) inhibitors for the treatment of cognitive deficits in schizophrenia and other CNS disorders. In February 2013, the Company announced the successful completion of a Phase I single rising dose study of the lead molecule in the ITI/Takeda collaboration, ITI-214. The Company has additional programs in the areas of Parkinson’s disease, Alzheimer’s disease, depression and cardiovascular disease.

Contact:

Allen A. Fienberg, Ph.D.

Vice President Business Development of Intra-Cellular Therapies, Inc.

(212) 923-3344

Burns McClellan, Inc.

Lisa Burns/Angeli Kolhatkar (Investors)

Justin Jackson (Media)

jjackson@burnsmc.com (212) 213-0006, ext. 327